Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and among

NORCROSS SAFETY PRODUCTS L.L.C.,

THE FIBRE-METAL PRODUCTS COMPANY,

RESIDUARY TRUST UNDER THE WILL OF CHARLES E. BOWERS, JR.,

TRUST UNDER THE WILL OF CHARLES E. BOWERS, JR. FOR THE BENEFIT OF JUDITH L. BOWERS,

and

CHARLES E. BOWERS, JR. IRREVOCABLE TRUST DATED DECEMBER 17, 1990

October 3, 2005

Table of Contents

ARTICLE I	DEFINITIONS

1.1.	Defined Terms

ARTICLE II	SALE AND PURCHASE OF STOCK

2.1.	Agreement to Sell

2.2.	Agreement to Purchase

ARTICLE III	PURCHASE PRICE

3.1.	Purchase Price

3.2.	Estimated Closing Date Balance Sheet; Estimated Net Working Capital and Estimated Net Debt

3.3.	Closing Date Balance Sheet; Net Working Capital and Net Debt

3.4.	Review by Stockholders and Grandi

3.5.	Independent Review

3.6.	Payment of Net Working Capital and Net Debt Adjustment

ARTICLE IV	CLOSING

4.1.	Closing

4.2.	Deliveries by Stockholders

4.3.	Deliveries by Buyer

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND GRANDI

5.1.	Authorization

5.2.	Capitalization

5.3.	Ability to Carry Out Agreement

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.1.	Organization

6.2.	Ability to Carry Out Agreement

6.3.	Authorization

6.4.	Permits and Licenses

6.5.	Compliance with Regulations

6.6.	Financial Statements

6.7.	Title to and Condition of Assets

6.8.	Tax Returns and Taxes

6.9.	Labor Relations

6.10.	Material Contracts

6.11.	Changes or Events

6.12.	Employees and Employee Benefits

6.13.	Real Property; Leaseholds

6.14.	Insurance

6.15.	Litigation

6.16.	Accounts Receivable

6.17.	Proprietary Rights

6.18.	Environmental Requirements

6.19.	Inventory

6.20.	Consents

6.21.	Related Party Transactions

6.22.	Finders’ Fees

ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF BUYER

7.1.	Organization

7.2.	Ability to Carry Out Agreement

7.3.	Authorization

7.4.	Financing

7.5.	Finders’ Fees

7.6.	Litigation

7.7.	Purchase for Investment

ARTICLE VIII	COVENANTS

8.1.	Access

8.2.	Confidentiality; No Publicity

8.3.	Non-Solicitation

8.4.	Governmental Approvals

8.5.	Consents

8.6.	Restrictive Covenants

8.7.	Tax Matters

8.8.	Transfer of Premises; Satisfaction of Indebtedness and Transaction Expenses; Retention of Related Party Obligations

8.9.	Appointment of Sellers Representative

ARTICLE IX	CONDUCT OF BUSINESS PRIOR TO CLOSING

9.1.	Conduct of Business

ARTICLE X	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS ON THE CLOSING DATE

10.1.	Representations and Warranties

10.2.	Compliance with Obligations

10.3.	Closing Certificate

10.4.	Consents

10.5.	HSR Act

10.6.	Resignations of Directors

10.7.	Transfer Documents

10.8.	Material Adverse Effect

10.9.	Ancillary Agreements

10.10.	Incumbency Certificate

10.11.	Resolutions

10.12.	Good Standing Certificate

10.13.	Absence of Litigation

10.14.	Consulting/Employment Agreements

ARTICLE XI	CONDITIONS PRECEDENT TO STOCKHOLDERS’ OBLIGATIONS ON THE CLOSING DATE

11.1.	Representations and Warranties

11.2.	Compliance with Obligations

11.3.	Closing Certificate

11.4.	HSR Act

11.5.	Ancillary Agreements

11.6.	Incumbency Certificate

11.7.	Resolutions

11.8.	Good Standing Certificate

11.9.	Absence of Litigation

11.10.	Consulting/Employment Agreements

ARTICLE XII	INDEMNIFICATION

12.1.	Indemnification by Stockholders and Grandi

12.2.	Indemnification by Buyer

12.3.	Claims for Indemnification

12.4.	Defense by the Indemnifying Party

12.5.	Limitations

ARTICLE XIII	TERMINATION

13.1.	Termination

13.2.	Effect of Termination

ARTICLE XIV	NOTICES

14.1.	Notices

ARTICLE XV	GENERAL

15.1.	Further Assurances

15.2.	Finder’s Fees

15.3.	Expenses

15.4.	Governing Law; Jurisdiction

15.5.	No Waiver

15.6.	Entire Agreement

15.7.	Counterparts

15.8.	Headings

15.9.	Severability

15.10.	Amendments

15.11.	Third Party Beneficiaries

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of October, 2005, by and among Norcross Safety Products L.L.C., a Delaware limited liability company (“Buyer”), The Fibre-Metal Products Company, a Delaware corporation (“Fibre-Metal”), Residuary Trust under the Will of Charles E. Bowers, Jr., Trust under the Will of Charles E. Bowers, Jr. for the benefit of Judith L. Bowers, and Charles E. Bowers, Jr. Irrevocable Trust dated December 17, 1990 (each of whom is a stockholder of the Company and is referred to herein individually as a “Stockholder” and collectively as the “Stockholders”), and Charles J. Grandi (“Grandi”) who is an executive officer of Fibre-Metal who has a contractual right to receive a portion of the proceeds of the transactions contemplated hereby.

RECITALS

WHEREAS, Fibre-Metal, along with its wholly-owned subsidiary Fibre-Metal (Canada) Limited (“FMC”) (Fibre-Metal and FMC are collectively referred to herein as the “Company”), is engaged in the business of designing, manufacturing, marketing and selling an array of high performance head (including welding helmets), face, hearing and respiratory protective products (the “Business”).

WHEREAS, Stockholders own all of the issued and outstanding capital stock of Fibre-Metal (the “Stock”).

WHEREAS, Buyer desires to purchase from Stockholders, and Stockholders desire to sell to Buyer, all of the Stock in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants, promises, agreements and undertakings contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1.         Defined Terms.  As used herein, the terms below shall have the following meanings.  Unless the context otherwise requires, any such terms may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, suit (whether civil or criminal), litigation, proceeding, labor dispute, arbitration, mediation, audit, or investigation commenced before any Governmental Entity or arbitrator.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that such term shall not include FMC.

“Agreement” shall have the meaning set forth in the Recitals of this Agreement.

“Annual Financial Statements” shall have the meaning set forth in Section 6.6 of this Agreement.

“Arbiter” shall have the meaning set forth in Section 3.5 of this Agreement.

“Basket” shall have the meaning set forth in Section 12.5(b) of this Agreement.

“Books and Records” shall mean all books, ledgers, files, records, plans and reports of the Company.

“Business” shall have the meaning set forth in the Recitals section.

“Business Day” shall mean any day other than a Saturday or Sunday or a day that is a bank holiday in Philadelphia, Pennsylvania or New York, New York.

“Buyer” shall have the meaning set forth in the Recitals of this Agreement.

“Buyer’s Target Net Working Capital Collar” shall mean the Target Net Working Capital minus Two Hundred Thousand Dollars ($200,000).

“Cap” shall have the meaning set forth in Section 12.5(b) of this Agreement.

“Claims” shall have the meaning set forth in Section 6.12(h) of this Agreement.

“Closing” shall have the meaning set forth in Section 4.1 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 4.1 of this Agreement.

“Closing Date Balance Sheet” shall mean a Balance Sheet of the Company as of the Closing Date as prepared in accordance with GAAP, and consistent with the preparation of the Annual Financial Statements (as defined in Section 6.6), pursuant to the provisions of Section 3.3 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company” shall have the meaning set forth in the Recitals of this Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.1 of this Agreement.

“Consent” shall mean any consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or other Person.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement,

covenant not to compete, employment agreement, license, instrument, obligation or commitment to which the Company is a party, whether oral or written.

“Court Order” shall mean any judgment, decision, consent decree, injunction, writ, ruling or order of any Governmental Entity, department or authority that is binding on any Person or its property under applicable law.

“Employee Claims” shall have the meaning set forth in Section 6.9(b) of this Agreement.

“Employee Plans” shall mean all employee benefit plans as defined in Section 3(3) of ERISA, and all severance, bonus, retirement, pension, profit sharing and deferred compensation plans, and other similar fringe or employee benefit plans or programs, maintained or contributed to by the Company.

“Encumbrance” shall mean any claim, lien, pledge, charge, easement, security interest, deed of trust, security deed, mortgage, right-of-way, encroachment, encumbrance, covenant, condition, restriction, indemnity, option, assignment, judgment, stockholders agreement, right of first refusal, right of first offer or other right of a third party.

“Environmental Requirements” shall mean all applicable Regulations relating to the protection of human health or the environment, including (a) all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, Releases or threatened Releases of Hazardous Materials, and (b) all other limitations, restrictions, conditions, standards, prohibitions, obligations, schedules and timetables contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity that is, or at any time for which any relevant statue of limitations remains open, was, a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Sections 414(b), 414(c) or 414(m) of the Code.

“Escrow Account” shall mean the account held by the Escrow Agent under the Escrow Agreement.

“Escrow Agent” shall mean Wilmington Trust Corporation.

“Escrow Agreement” shall mean the Escrow Agreement entered into on the Closing Date by and among the Escrow Agent, Stockholders, Grandi, Sellers Representative, and Buyer in substantially the form of Exhibit A hereto.

“Escrow Amount” shall mean Three Million Four Hundred Thousand Dollars ($3,400,000).

“Estimated Closing Date Balance Sheet” shall mean a pro-forma Balance Sheet of the Company as prepared in accordance with GAAP and consistent with the preparation of the Annual Financial Statements reflecting the Stockholders’ and Grandi’s good faith estimate of the

Company’s financial position as of the Closing, to be prepared in advance of the Closing pursuant to the provisions of Section 3.2 of this Agreement.

“Estimated Net Debt” shall mean the Net Debt as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet and calculated pursuant to the formula set forth on Schedule 1.1(a).

“Estimated Net Working Capital” shall mean the Net Working Capital as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet and calculated pursuant to the formula set forth on Schedule 1.1(a).

“Fibre-Metal” shall have the meaning set forth in the Recitals of this Agreement.

“FMC” shall have the meaning set forth in the Recitals of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 6.6 of this Agreement.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, supplies, equipment, molds, and other tangible personal property owned by the Company, wherever located, except for the items set forth on Schedule 1.1(b).

“Formation Documents” means, as to any entity, those instruments that (i) define its existence, as filed or recorded with the applicable Governmental Entity, including, without limitation, its certificate or articles of incorporation (in the case of a corporation), its certificate of limited partnership (in the case of a limited partnership), or its certificate of formation (in the case of a limited liability company), and (ii) govern its internal affairs, including, without limitation, its by-laws (in the case of a corporation), its agreement of general or limited partnership (in the case of a general or limited partnership), or its operating agreement (in the case of a limited liability company), in each case as amended, supplemented or restated.

“Fundamental Representations” shall have the meaning set forth in Section 12.3 of this Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, which are applicable on any particular date and are consistently applied.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, federal, state or local.

“Grandi” shall have the meaning set forth in the Recitals of this Agreement.

“Hazardous Materials” shall mean any (a) substances or waste classified as “hazardous,” “toxic,” or a “pollutant” pursuant to (i) any Environmental Requirement including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and

Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., the Clean Air Act of 1966, as amended, 42 USC 7401 et seq., the Toxic Substances Control Act of 1976, 15 USC 2601 et seq., and the Hazardous Materials Transportation Act, 49 USC 5101 et seq., and (ii) the Pennsylvania Health and Safety Code; (b) asbestos or asbestos-containing materials; (c) polychlorinated biphenyls; (d) petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, methane or synthetic gas usable for fuel, and (e) radioactive materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean (i) all indebtedness for borrowed money of the Company, (ii) all obligations of the Company for the deferred purchase price of property or services, (iii) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments (other than capital lease obligations), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (v) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (vi) the amount of the liability in respect of all capital lease obligations of the Company, (vii) all indebtedness of the type described in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by the Company including interest and penalties thereon, (viii) any indebtedness of the type described in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on assets or property owned by the Company and (ix) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties or commitment fees, related to any items of indebtedness of the type described in clauses (i) through (viii) above.

“Indemnification Claim Notice” shall have the meaning set forth in Section 12.3 of this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 12.3 of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 12.3 of this Agreement.

“Indemnity Percentages” shall have the meaning set forth in Section 12.5(e) of this Agreement.

“Interest Rate” shall have the meaning set forth in Section 3.6 of this Agreement.

“Interim Financial Statements” shall have the meaning set forth in Section 6.6 of this Agreement.

“IP Contracts” shall have the meaning set forth in Section 6.17 of this Agreement.

“IP Litigation” shall have the meaning set forth in Section 12.1(e) of this Agreement.

“JP/S Patents” shall have the meaning set forth in Section 12.1(e) of this Agreement.

“Knowledge of the Company” shall mean the actual knowledge, after due inquiry reasonable under the circumstances, of Grandi, Richard Say, Robert Ennamorato, Dean Simpson, Alex Stefanelli or Paul Brooks.

“Leaseholds” shall mean all the right, title and interest of the Company as lessee, licensee or occupant in, to and under any lease or occupancy right of land, improvements and/or fixtures.

“Leases” shall mean leases with the Company for the Premises to be entered into on the Closing Date in substantially the form of Exhibit B-1 hereto for the Premises located in Concordville, Pennsylvania, in substantially the form of Exhibit B-2 hereto for the Premises located in Aston, Pennsylvania, and in substantially the form of Exhibit B-3 hereto for the Premises located in Mississauga, Ontario, Canada.

“Losses” shall have the meaning set forth in Section 12.1 of this Agreement.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts, development or circumstance that has had or will have a material adverse effect on the business, financial condition or results of operation of the Company, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) attributable to conditions affecting (i) the industries in which the Company participate (including fluctuating conditions resulting from cyclicality or seasonality affecting the business of the Company, including its customers and suppliers), (ii) the U.S. economy as a whole, or (iii) the economy of any foreign country as a whole in which country the Company purchases product or has operations or sales; or (b) arising from or relating to any change after the date of this Agreement in accounting requirements or principles or any change in applicable laws, rules or regulations.  The parties hereto acknowledge and agree that the Company is not making any representations, warranties or covenants in this Agreement with regard to any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement, and a failure by the Company to meet, any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement shall not be considered with respect to whether a Material Adverse Effect has occurred or will occur.

“Material Contracts” shall have the meaning set forth in Section 6.10 of this Agreement.

“Net Debt” shall be based on and calculated pursuant to the formula set forth on Schedule 1.1(a).

“Net Working Capital” shall be based on and calculated pursuant to the formula set forth on Schedule 1.1(a).

“Notices” shall have the meaning set forth in Section 14.1 of this Agreement.

“Permits and Licenses” shall mean all licenses (other than software or other intellectual property licenses), permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Entity or any other Person.

“Permitted Encumbrances” shall mean (i) liens, arising by operation of law or otherwise, to secure obligations which arose in the ordinary course of business and are not yet due or delinquent, to the extent such obligations are reflected on the balance sheet as of July 31, 2005 contained in the Financial Statements, and (ii) minor liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use thereof and have not arisen other than in the ordinary course of business, to the extent the liability in respect of such liens are reflected on the balance sheet as of July 31, 2005 contained in the Financial Statements.

“Person” shall mean a natural person, joint venture, corporation, partnership (general and/or limited), limited liability company, trust, estate, sole proprietorship, governmental agency or authority or other juridical entity.

“Pre-Closing Taxes” shall mean (i) all Taxes (or the non-payment thereof), whenever due and payable, of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) and all Taxes payable in connection with the transfer of the Premises contemplated by Section 8.8 hereof.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts or expenditures of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that if the amount of periodic Taxes imposed for such taxable period reflects different rates of tax imposed for different persons within such taxable period, the formula described in the preceding clause shall be applied separately with respect to each such period within the taxable period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Premises” shall mean the real property and Leaseholds described on Schedule 1.1(c) attached hereto.

“Proprietary Rights” shall mean all rights in trademarks, logos, trade names, domain name registrations and all goodwill related thereto, patents, patent applications and, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, inventions and all other intellectual property rights, in addition to all registrations, applications and common-law rights related thereto, all rights to obtain renewals, reissues and extensions of registrations or other legal protections related thereto and any licenses, consents, settlements or other agreements relating to the use of any of the foregoing.

“Purchase Price” shall have the meaning set forth in Section 3.1 of this Agreement.

“Regulations” shall mean any laws, statutes, ordinances, rules, regulations, court decisions, principles of law and orders of any foreign, federal, state or local governmental and any other governmental department or agency, including without limitation Environmental Requirements.

“Related Party” shall mean any Stockholder and Grandi, any Affiliate of any Stockholder or Grandi, or any of their respective Affiliates or any relative of any of the foregoing.

“Release” shall mean any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing of Hazardous Materials into the environment or any structure or facility.

“Scheduled Contracts” shall mean (a) the Material Contracts, (b) the Leaseholds, and (c) the IP Contracts.

“Sellers Representative” shall have the meaning set forth in Section 8.9 of this Agreement.

“Special Environmental Indemnity” shall have the meaning set forth in Section 12.1(c) of this Agreement.

“Stock” shall have the meaning set forth in the Recitals section.

“Stockholder” shall have the meaning set forth in the Recitals section.

“Stockholders’ Target Net Working Capital Collar” shall mean the Target Net Working Capital plus Two Hundred Thousand Dollars ($200,000).

“Target Net Working Capital” shall mean the amount of $9,138,000, as set forth on Schedule 1.1(a), and calculated pursuant to the formula set forth on Schedule 1.1(a).

“Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, transfer, conveyance, value added, capital gains, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, or property taxes, alternative minimum taxes, customs, duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, imposed by any taxing authority (domestic or foreign) on such entity.

“Tax Returns” shall mean all returns, reports, declarations, and information returns and statements relating to Taxes, including any amendments thereto.

“Termination Date” shall have the meaning set forth in Section 13.1(c) of this Agreement.

“Transaction Expenses” shall mean the amount of any fees and expenses in connection with the transactions contemplated by this Agreement (other than any fees and expenses incurred by Buyer), including any change of control payments, sale bonuses, success fees, severance obligations, legal fees, investment banking fees and other professional fees, payable or to be paid by the Company in connection with the transactions contemplated by this Agreement, including any transfer taxes or fees in connection with the transfer of the real property comprising the Premises pursuant to Section 8.8, and one-half the HSR Act fee as described in Section 15.3.

ARTICLE II
SALE AND PURCHASE OF STOCK

2.1.         Agreement to Sell.  Subject to all of the terms and conditions of this Agreement, at the Closing, Stockholders shall sell, assign, transfer, convey and deliver to Buyer all of Stockholders’ right, title and interest in and to the Stock, free and clear of all Encumbrances.

2.2.         Agreement to Purchase.  Subject to all of the terms and conditions of this Agreement, at the Closing, Buyer shall purchase the Stock by paying the Purchase Price (as defined in Section 3.1) pursuant to Section 3.1.

ARTICLE III
PURCHASE PRICE

3.1.         Purchase Price.  In consideration for the Stock, at the Closing, Buyer shall pay: (i) to Stockholders and Grandi by wire transfer of immediately available funds, to the accounts set forth on Schedule 3.1 hereto, the aggregate sum of (a) Sixty-Eight Million Dollars ($68,000,000), (b) as applicable, plus the amount by which the Estimated Net Working Capital exceeds the Stockholders’ Target Net Working Capital Collar, or minus the amount by which Buyer’s Target Net Working Capital Collar exceeds the Estimated Net Working Capital (there being no increase or decrease if the Estimated Net Working Capital is between Stockholders’ Target Net Working Capital Collar and Buyer’s Target Net Working Capital Target Collar), (c) minus Estimated Net Debt ((a) through (c) collectively, the “Purchase Price”), and (d) minus the Escrow Amount, and (ii) to the Escrow Agent by wire transfer of immediately available funds, to the account designated by the Escrow Agent, the Escrow Amount.

3.2.         Estimated Closing Date Balance Sheet; Estimated Net Working Capital and Estimated Net Debt.  On or prior to three (3) Business Days prior to the Closing Date, Stockholders and Grandi shall deliver to Buyer the Estimated Closing Date Balance Sheet, together with their good faith computation of the Estimated Net Working Capital and Estimated Net Debt.  If Buyer disagrees with the Estimated Closing Date Balance Sheet, Estimated Net Working Capital or Estimated Net Debt, Stockholders, Grandi and Buyer shall negotiate in good faith to resolve their differences prior to the Closing.

3.3.         Closing Date Balance Sheet; Net Working Capital and Net Debt.  As promptly as possible following the close of business on the Closing Date, but in no event later than forty-five (45) days after the Closing Date, the Company shall prepare the Closing Date Balance Sheet in conformity with GAAP and historical preparation of the Annual Financial Statements, and (b) deliver the Closing Date Balance Sheet, together with the computations of the Net Working Capital and Net Debt, to Buyer.  Stockholders and Grandi agree to provide, or cause to be provided, to the Company any materials or information in their possession requested by the Company as necessary for the preparation of the Closing Date Balance Sheet and the computation of the Net Working Capital and the Net Debt.

3.4.         Review by Stockholders and Grandi.  Stockholders and Grandi shall have a period of thirty (30) days following delivery of the Closing Date Balance sheet to review, at their expense, the Closing Date Balance Sheet and the computation of the Net Working Capital and Net Debt.  Within such thirty (30) day period, Sellers Representative shall notify Buyer in writing when Stockholders and Grandi have completed their review and whether or not Stockholders and Grandi agree with the Closing Date Balance Sheet and the computations of the Net Working Capital and Net Debt.  Any objection to the Closing Date Balance Sheet or to the computation of Net Working Capital or Net Debt may only be made to the extent such balance sheet or computation has not been made in accordance with GAAP and consistent with the preparation of the Annual Financial Statements or to the extent it contains computational errors.  If Sellers Representative does not give Buyer notice of Stockholders and Grandi’s objection within such thirty (30) day period, the Closing Date Balance Sheet and the computations of Net Working Capital and Net Debt shall become final and Stockholders and Grandi shall have no further right to disagree therewith, and the payment of the Net Working Capital adjustment and the Net Debt adjustment pursuant to Section 3.6 shall be made.  The Company agrees to provide, or cause to be provided, to Sellers Representative or its designated representatives any materials or information in the Company’s possession or the possession of the Company’s accountants (upon execution of such accountants’ standard waiver letter) requested by Sellers Representative relating to the preparation of the Closing Date Balance Sheet and the computations of the Net Working Capital and Net Debt.

3.5.         Independent Review.  In the event Sellers Representative and Buyer do not agree upon the Closing Date Balance Sheet or the computation of the Net Working Capital or Net Debt within ten (10) Business Days after delivery by Sellers Representative of a notice of disagreement pursuant to Section 3.4, Sellers Representative and Buyer shall submit to PricewaterhouseCoopers, LLP (the “Arbiter”) such Closing Date Balance Sheet and computations of the Net Working Capital and Net Debt, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement.  The Arbiter shall advise the parties of its decision relative to the controversy within thirty (30) days after its receipt of the applicable statements and other documents or information that it has requested.  Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Closing Date Balance Sheet or the relevant computation of Net Working Capital or Net Debt delivered by the Company pursuant to Section 3.3 was not prepared in accordance with GAAP consistent with the preparation of the Annual Financial Statements or contained computational errors.  The fees and expenses of the Arbiter shall be equally apportioned between the Stockholders and Grandi, on the one hand, and Buyer, on the other hand.

3.6.         Payment of Net Working Capital and Net Debt Adjustment.  Within five (5) Business Days after the final determination of the Net Working Capital and Net Debt as provided for in Sections 3.4 or 3.5, as the case may be (provided that any undisputed amount shall be paid within five (5) Business Days of Sellers Representative’s notice of objection pursuant to Section 3.4), (i) if the Purchase Price as calculated pursuant to the formula set forth in Section 3.1 substituting such Net Working Capital and Net Debt for Estimated Net Working Capital and Estimated Net Debt (the “Final Purchase Price”) is greater than the Purchase Price determined at Closing using Estimated Net Working Capital and Estimated Net Debt (the “Closing Purchase Price”), Buyer shall pay to an account designated by Stockholders and Grandi an amount in cash equal to the difference.  If the Final Purchase Price is less than the Closing Purchase Price, Stockholders and Grandi shall pay to Buyer an amount in cash equal to the difference.  In each of the foregoing, interest shall accrue thereon from the date of Closing to the date of payment thereof, at an interest rate equal to the “Prime Rate” as published in the Wall Street Journal on the Closing Date plus one percent (1%) (the “Interest Rate”).

ARTICLE IV
CLOSING

4.1.         Closing.  The closing for the sale and purchase of the Stock (“Closing”) shall take place at the offices of Stradley, Ronon, Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, Pennsylvania, at 10:00 a.m. (local time) on the fifth (5th) Business Day following the satisfaction of the conditions contained in Article X and Article XI of this Agreement (except those conditions which by their terms require performance at Closing), or such other date and time as is mutually agreed upon by the parties hereto.  The date and time of Closing are hereinafter referred to as the “Closing Date.”  The Closing shall be effective as of 11:59 p.m. (local time) on the Closing Date.

4.2.         Deliveries by Stockholders.  At Closing, Stockholders shall deliver to Buyer:

(a)           Stock certificates for the Stock, which certificates shall be duly endorsed to Buyer, or accompanied by duly executed stock powers; and

(b)           Such documents listed in Article X of this Agreement, as are to be delivered to Buyer by Stockholders.

4.3.         Deliveries by Buyer.  At Closing, Buyer shall deliver to Stockholders:

(a)           The Purchase Price, as specified in Section 3.1; and

(b)           Such documents listed in Article XI of this Agreement, as are to be delivered to Stockholders by Buyer.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND GRANDI

Stockholders hereby represent and warrant, and Grandi represents and warrants solely with respect to the provisions contained in Sections 5.1(b), to Buyer as follows:

5.1.         Authorization.  (a) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary action on the part of Stockholders.  This Agreement constitutes a valid and binding obligation of Stockholders, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.  No Consent is required with respect to Stockholders in connection with the execution, delivery and performance of this Agreement, except (i) Consent under the HSR Act, or (ii) as set forth on Schedule 5.1.

(b)           Grandi has full capacity to enter into this Agreement, and it constitutes a valid and binding obligation of Grandi, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.  The execution, delivery and performance of this Agreement, does not constitute a violation of, default under, or conflict with, any Court Order applicable to Grandi.

5.2.         Capitalization.  The authorized number of shares of capital stock of Fibre-Metal, the par value per share, and the number of shares of capital stock of Fibre-Metal issued and outstanding, and the holders thereof, as of the date of this Agreement are as set forth on Schedule 5.2.  Except as set forth on Schedule 5.2, each Stockholder is the sole record and beneficial owner of each share of Stock indicated on Schedule 5.2 as owned by such Stockholder, free and clear of any and all Encumbrances.  All of the outstanding shares of the Stock have been duly and validly issued and are fully paid and non-assessable.  None of the outstanding shares of the Stock were issued in violation of applicable state or federal securities laws.  Other than as set forth on Schedule 5.2, there are no outstanding options, warrants, calls, commitments, agreements, pre-emptive or other rights to subscribe for, purchase or otherwise acquire any capital stock of the Company, or securities convertible into or exchangeable for any capital stock of the Company, to which the Company or any Stockholder is bound.

5.3.         Ability to Carry Out Agreement.  Except as set forth on Schedule 5.3, the consummation of the transactions contemplated hereby, including, but not limited to, the execution, delivery and performance of this Agreement, does not: (a) constitute a violation of or default under, conflict with or result in a breach of (i) the Formation Documents for any Stockholder, (ii) the terms of any contract, agreement or understanding to which any Stockholder is bound (except where any such breach would not have a material adverse effect on the Stockholders’ ability to consummate the transactions contemplated hereby), (iii) any Court Order to which such Stockholder is subject, or (iv) any Regulation applicable to such Stockholder; (b) result in the creation or imposition of any Encumbrance on, or give to any Person any interest or right in any of the Stock; or (c) accelerate the maturity of, or otherwise modify, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of any rights under, any material contract, agreement or understanding to which any Stockholder is bound (except where any such breach would not have a material adverse effect on the Stockholders’ ability to consummate the transactions contemplated hereby).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows:

6.1.         Organization.  Fibre-Metal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and FMC is a corporation duly organized, validly existing and in good standing under the laws of Canada.  The Company has full power and authority to own its assets and to carry on its business as and where such business is now conducted.  The Company is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the nature of its business or the character of its properties or assets requires such qualification or license, all such jurisdictions are set forth on Schedule 6.1, except where the failure to so qualify would not constitute a Material Adverse Effect.  Copies of the Formation Documents for the Company heretofore delivered to Buyer are true, accurate and complete as of the date of this Agreement.

6.2.         Ability to Carry Out Agreement.  Except as set forth on Schedule 6.2, the consummation of the transactions contemplated hereby, including, but not limited to, the execution, delivery and performance of this Agreement, does not: (a) constitute a violation of or default under, conflict with or result in a breach of (i) the Formation Documents for the Company, (ii) the terms of any of the Scheduled Contracts (except where any such breach would not have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby), (iii) any Court Order to which the Company is subject, or (iv) any Regulation applicable to the Company; (b) result in the creation or imposition of any Encumbrance on, or give to any Person any interest or right in any of the Stock or any of the Company’s assets; or (c) accelerate the maturity of, or otherwise modify, or give to any Person any right of termination, amendment, acceleration, suspension, revocation or cancellation of any rights under, any of the Scheduled Contracts (except where any such breach would not have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby).

6.3.         Authorization.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary action on the part of the Company.  This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  No Consent is required with respect to the Company in connection with the execution, delivery and performance of this Agreement, except (i) Consent under the HSR Act, (ii) as set forth on Schedule 6.3, or (iii) such Consents which, if not obtained, would not constitute a Material Adverse Effect.

6.4.         Permits and Licenses.  The Company holds all Permits and Licenses that are necessary for the operation of the Business as now conducted and as presently planned to be conducted as of the date of this Agreement, except for Permits and Licenses which, if not in full force and effect and currently valid, would not constitute a Material Adverse Effect.  The

Company is in material compliance with all of the terms and conditions of all material Permits and Licenses.

6.5.         Compliance with Regulations.  The Company is in compliance with all material Regulations and the Company has not received written notice of any violation of any material Regulations.

6.6.         Financial Statements.  Attached as Schedule 6.6 are copies of the audited balance sheets, statements of income, statements of cash flows and statements of Stockholder’s equity for the Company for the fiscal years ending December 31, 2003 and 2004 (collectively, the “Annual Financial Statements”) and copies of the unaudited balance sheets and statements of income for the Company for the six (6) month period ending June 30, 2005 and the seven (7) month period ending July 31, 2005 (the “Interim Financial Statements” and, together with the Annual Financial Statements, sometimes collectively referred to herein as the “Financial Statements”).  Except as described on Schedule 6.6, or as disclosed in the Financial Statements, as of their respective dates, the Financial Statements (i) were prepared from the Books and Records, (ii) were prepared in accordance with GAAP, consistently applied from period to period (except for changes, if any, permitted by GAAP and disclosed therein), (iii) fairly present in all material respects in accordance with GAAP consistently applied, the financial position and results of operations of the Company as of the dates and for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year end adjustments and the absence of footnotes, and (iv) in the case of the Annual Financial Statements, are accompanied by a report of the Company’s independent auditors prepared in accordance with generally accepted auditing standards.  The Company does not have any material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state, local and foreign Taxes and any interest or penalties relating thereto, except (a) to the extent reflected as a liability contained in the balance sheet as of July 31, 2005 included in the Financial Statements, (b) liabilities incurred in the ordinary course of business since July 31, 2005 and fully reflected as liabilities on the Books and Records, which are consistent in amounts and consistent with the type as those set forth on such July 31, 2005 balance sheet, and (c) liabilities disclosed on Schedule 6.6A.

6.7.         Title to and Condition of Assets.  The Company has good, valid and marketable title to all of its assets, tangible and intangible, including, without limitation, the assets set forth on the Interim Financial Statements, free and clear of all Encumbrances, other than Permitted Encumbrances and except as set forth on Schedule 6.7 (which items set forth on Schedule 6.7 shall be removed at or prior to the Closing).  All Fixtures and Equipment are, and shall on the Closing Date be, in a condition sufficient for the operation of the Business as currently conducted, and there are no material defects in such Fixtures and Equipment that would constitute a Material Adverse Effect.  Except as set forth on Schedule 6.7, none of the Company’s assets consist of any capital stock or debt security of, or other debt or equity interest in, any other Person, and the Company has not entered into any agreement requiring it to acquire any such interest or otherwise contribute to the capital of any other Person.  The Company has sufficient right, title and interest in and to all assets necessary for the operation of the Business as now conducted.

6.8.         Tax Returns and Taxes.  The Company has duly and timely filed (taking into account all extensions of due dates) with the appropriate Governmental Entity all tax and other returns and reports required to be filed, all of which have been accurately prepared in all material respects.  All Taxes due, owing and payable, or which may be due, owing and payable, have been fully paid or reserved for by the Company in the Financial Statements.  Except as set forth on Schedule 6.8, all Taxes arising from January 1, 2005 to the Closing Date will be, on the Closing Date, fully paid or reserved for on the Closing Balance Sheet.  The Company has not received, with respect to the Company’s tax returns, notice from any Governmental Entity of any deficiency or other adjustment that has not been satisfied.  Except as set forth on Schedule 6.8, the Company (i) is not presently under audit by the Internal Revenue Service (“IRS”) or any other tax authority for any Taxes, (ii) has not been the subject of an IRS audit during the past five (5) years, and (iii) has not received any notice of a proposed IRS audit.  There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against the Company, nor are there any Actions, now pending or, to the Knowledge of the Company, threatened against the Company in respect of any Taxes.  The Company has withheld, and will withhold prior to Closing, proper and accurate amounts from employees of the Company in compliance in all material respects with all withholding and similar provisions of any and all applicable federal, foreign, state, and local laws, statutes, codes, ordinances, rules and regulations.  No liens for Taxes exist with respect to any assets or properties of the Company, except for statutory liens for Taxes not yet due.  The Company has duly elected to be an S corporation for purposes of Sections 1361 through 1379 of the Code (the “S Election”).  The S Election has been effective from September 1, 2002 and continuously thereafter.  The Company is treated as an S corporation for state and local income tax purposes as set forth on Schedule 6.8, which indicates the effective date of such tax status in each listed jurisdiction.  During the last three fiscal years, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; since the date of the latest balance sheet, the Company has not incurred any material liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the ordinary course of business consistent with past practice; the Company (A) has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, and (B) has no liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign income Tax law), as a transferee or successor, by contract, or otherwise; no claim has been made in writing by a tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction; the unpaid income Taxes of the Company did not, as of the date of the latest balance sheet, exceed the reserve for income Tax liability set forth on the latest balance sheet; the Company has not entered into any transaction which is a “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4) or a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 1.6112-1); the Company is not a party to any contract, plan or arrangement (written or otherwise) covering any Person that, individually or collectively, would, in whole or in part resulting from the consummation of the transactions contemplated hereby, result in the payment of any amount that will not be deductible pursuant to the terms of Section 280G of the Code; the Company is not nor has the Company been, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).  The Company has not filed a consent under Code

Section 341(f); the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any change in accounting method for any taxable period ending on or prior to the Closing Date, any installment sale or open transaction disposition made on or prior to the Closing Date or, any prepaid amount received on or prior to the Closing Date.

6.9.         Labor Relations.

(a)           The Company is party to the collective bargaining agreements set forth on Schedule 6.9.  During the most recent twelve (12) month period prior to the date of this Agreement, the Company has not received any notice of, and there have not been, any strikes, slowdowns, work stoppages or lock-outs, or threats thereof, by or with respect to any of the Company’s employees.  There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company.  Other than the collective bargaining agreement listed on Schedule 6.9, to the Knowledge of the Company, there are no present activities or proceedings by any labor union to organize any of the Company’s employees.

(b)           Except as set forth on Schedule 6.9(b), there are no controversies, grievances or claims by any, or on behalf of any, of the Company’s employees pending with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers’ compensation laws (collectively, “Employee Claims”), and to the Company’s Knowledge, there is no state of facts or event which could reasonably be expected to form the basis for any Employee Claims.

6.10.       Material Contracts.  Schedule 6.10 identifies each Contract between the Company and any third party that (i) involves the future payment by the Company thereunder of an amount in excess of $50,000 during a one-year period or $100,000 during the term of the Contract, (ii) was entered into not in the ordinary course of the Business, (iii) contains any provision or covenant prohibiting or limiting the ability of the Company to operate the Business or pursuant to which the Company has agreed not to compete with any other Person or to solicit the customers of employees of any other Person, (iv) is a sales representative or distribution Contract that involves or will reasonably involve payments in excess of $50,000 during a one-year period or $100,000 during the term of the Contract, (v) is a supply Contract with any customer or vendor that involves or will reasonably involve payments in excess of $50,000 during a one-year period or $100,000 during the term of the Contract, (vi) is a Contract pursuant to which the Company has acquired or disposed of any business that involves or will reasonably involve payments in excess of $50,000 during a one-year period or $100,000 during the term of the Contract, or (vii) is a Contract relating to any Indebtedness ((i) through (vii) collectively, “Material Contracts”).  Each Material Contract is in full force and effect and constitutes the valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.  Except as set forth on Schedule 6.10, the Company is not in default under, the Company has not received or delivered any written notice of default, cancellation or termination of, and, to the Knowledge of the Company, no other party is in material default under, any Material Contract.

6.11.       Changes or Events.  Except as set forth on Schedule 6.11 and except for the transfer of the Premises contemplated by Section 8.8, since January 1, 2005, the Company has conducted its business in the ordinary course and none of the following has occurred with respect to the Company:

(a)           Any amendments to the Company’s Formation Documents;

(b)           Any disposition of, or agreement to dispose of, or placement of an Encumbrance upon, any of the Company’s assets, other than dispositions of inventory and obsolete equipment in the regular, normal and ordinary course of business, consistent with past custom or practice;

(c)           Any acquisition, by merger, consolidation, purchase of stock or assets or otherwise, of any corporation, partnership, association or other business organization or of all or substantially all of its assets, or any sale or agreement to sell the Company, by merger, consolidation, sale of stock or sale of all or substantially all of the Company’s assets;

(d)           Any (i) issuance or sale (or agreement to issue or sell) any of the Company’s capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, (ii) declaration, setting aside or payment of any distributions, dividends or similar payments (other than cash dividends) in respect of the Stock or any other capital stock (or similar equity interest) of the Company; or (iii) redemption, purchase or other acquisition of the Stock or any other capital stock (or similar equity interest) of the Company;

(e)           Any incurrence of any Indebtedness or making of loans or advances by the Company to any Person other than advances to employees in the ordinary course of business consistent with past practice;

(f)            Any increase in the compensation or other payment to any director, officer or employee, whether now or hereafter payable or granted (other than increases in base compensation in the ordinary course consistent in timing and amount with past practices), or entry into or variation of the terms of any employment or incentive agreement with any such person;

(g)           Any commencement, entering into, or altering of any Scheduled Contract, or any Employee Plan, stock option, stock purchase, or incentive plan for employees of the Company;

(h)           Any capital expenditure or commitment to any capital expenditure in excess of $100,000;

(i)            Any termination of employees of the Company, except in the ordinary course of business;

(j)            Any change in the Company’s accounting procedures or practices;

(k)           Any development, change or occurrence that constitutes a Material Adverse Effect;

(l)            Any cancellation of any debts or waiver of any material rights or payment, discharge or satisfaction of any claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities and obligations reflected on or reserved against on the Financial Statements or incurred in the ordinary course of business consistent with past practice since July 31, 2005;

(m)          Any disposition of or permission to lapse of any rights to the use of any material Proprietary Rights or disposition of or disclosure of (except as necessary in the conduct of its business) to any Person, of any trade secret, formula, process or know-how not a matter of public knowledge prior to such disclosure;

(n)           Any entering into or termination of any agreement or transaction with any Related Party;

(o)           Any making or revoking of any election for Tax purposes by the Company or on its behalf or any change in the Company’s status as an S corporation;

(p)           Any incurrence of any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or assets of the Company; or

(q)           Any agreement or commitment by the Company to do or take any of the foregoing actions.

6.12.       Employees and Employee Benefits.

(a)           Set forth on Schedule 6.12(a) is a true and complete listing of (i) all written employment and consulting agreements to which the Company is a party; (ii) all confidentiality or other agreements between the Company and its employees protecting proprietary processes or information; and (iii) all Employee Plans.  A true and complete copy of each agreement, plan or arrangement listed on Schedule 6.12(a), and, where applicable, a copy of the most recent IRS Determination Letter received, and the three most recent IRS Forms 5500 filed, including all schedules and exhibits filed with that 5500, with respect to each such agreement, plan or arrangement, has been furnished to Buyer.

(b)           Except as set forth on Schedule 6.12(b), the Employee Plans have been administered in accordance with their terms and all applicable provisions of ERISA, the Code and state law.  The Company has made all payments to all Employee Plans as required by the terms of each such plan and applicable law.

(c)           Except as set forth on Schedule 6.12(c), the IRS has issued a letter for each Employee Plan that is an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be a qualified plan, determining that such plan is so qualified under Section 401(a) of the Code as amended through the effective dates of the legislation referred to as “GUST” and is exempt from United States Federal Income Tax under Section 501(a) of the Code, and there has been no occurrence, including any amendment or failure to amend, since the date of any such determination letter that has adversely affected such qualification.

(d)           Except as set forth on Schedule 6.12(d), neither the Company nor any ERISA Affiliate has contributed to, or been required to contribute to, during any period with respect to which any relevant statute of limitations remains open, any multiemployer plan as defined by Section 3(37) of ERISA, nor has the Company or any ERISA Affiliate incurred any withdrawal liability within the meaning of Section 4201 of ERISA with respect to any multiemployer plan or have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(e)           None of the Employee Plans which is an employee welfare benefit plan, within the meaning of Section 3(l) of ERISA, provides benefits to retirees or other former employees of the Company, regardless of whether such benefits are vested and the Company has not terminated any employee welfare benefit plan providing benefits to retirees.  The Company and each ERISA Affiliate have complied with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder, including, without limitation, the “M&A regulations” issued as Treasury Regulations § 54.4980B-9, with respect to each Employee Welfare Benefit Plan that is, or was during any taxable year of the Company or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 5000(b)(1) of the Code.

(f)            No ERISA Affiliate has incurred any liability which could subject Buyer or the Company to liability under Section 4062, 4063, 4064 or 4069 of ERISA, nor has any ERISA Affiliate, during any period with respect to which any relevant statute of limitations remains open, been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA nor does any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(g)           Except as set forth on Schedule 6.12(g), the assets of each Employee Plan that is a defined benefit pension plan, as defined by Section 3(35) of ERISA maintained or contributed to by the Company or any ERISA Affiliate and subject to Title IV of ERISA (other than any multiemployer plan) are at least equal to the liabilities for accrued benefits under such Employee Plan, determined in accordance with Statement of Financial Accounting Standards No. 87.  No such Employee Plan has incurred any accumulated funding deficiency or requested a waiver of the minimum funding standards of section 412 of the Code or Section 302 of ERISA.  The Company has furnished to Buyer the most recent actuarial report with respect to each such Employee Plan.

(h)           Other than routine claims for benefits made in the ordinary course of business, there are no pending claims, investigations or causes of action (“Claims”) and to the Knowledge of the Company, no such Claims are threatened, against any Employee Plan or fiduciary of any such Employee Plan by any participant, beneficiary or Governmental Entity with respect to the qualification or administration of any such Employee Plan and there is no basis to anticipate that any such claims will be made.

(i)            Except as described on Schedule 6.12(i), neither the execution and delivery of this Agreement, nor the sale of the Stock or any of the transactions contemplated herein, will terminate or modify, or give a third party a right to terminate or modify, the provisions or terms of any Employee Plan (including employment agreements) and will not constitute a stated triggering event under any Employee Plan (including employment agreements) that will result in any payment (including parachute payments, severance payments or any similar payments) becoming due to any employees of the Company.  No payment which is or may be made by from or with respect to any Employee Plan, to any employee, former employee, director or agent of the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, will or could properly be characterized as an excess parachute payment under section 280G of the Code, provided that the Company remains a small business corporation (as defined in Section 1361(b) of the Code) until the Closing.

(j)            No Employee Plan or other arrangement listed on Schedule 6.12(a), is maintained outside the jurisdiction of the United States or Canada.

6.13.       Real Property; Leaseholds.

(a)           The Company does not own any interest in any real property other than the real property constituting the Premises.  No portion of the real property constituting the Premises is subject to any pending condemnation proceeding by any public or quasi-public authority and, to the Knowledge of the Company, there is no threatened condemnation proceeding with respect thereto, except as set forth on Schedule 6.13.  The Company has not received written notice of any outstanding violation of any Regulation respecting any portion of the Premises.  The real property constituting the Premises is supplied with utilities and other services necessary for the operation of the facilities located thereon as presently conducted, and all of such services are adequate to conduct that portion of the Business as is presently conducted at such facility.  The Company has not sublet, underlet or assigned any portion of the Premises and no third party is in possession of any portion of the Premises other than the Company.  The zoning of the real property constituting the Premises permits the presently existing improvements and the Business presently being conducted thereon as a conforming use.

(b)           Schedule 1.1(c) includes a list of all Leaseholds.  The Company is the holder of each Leasehold and each Leasehold is in full force and effect and constitutes a valid and binding obligation of the Company and, to the Knowledge of the Company, all other parties thereto and is enforceable in accordance with its terms.  The Company has the sole right to use or occupy the realty subject of each Leasehold and, upon consummation of the transactions contemplated hereby, each Leasehold will continue in full force and effect and constitute a valid and binding obligation on the part of the Company and all other parties thereto enforceable in accordance with its terms.  The Company has not received any notice of any default related to a Leasehold and, to the Knowledge of the Company, no party currently has the right to cancel or terminate a Leasehold.

6.14.       Insurance.

(a)           Schedule 6.14 lists:

(i)            All policies of insurance pertaining to the Company, including policies covering the Company’s public and product liability and its personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and annual premium.  All such policies are presently in full force and effect, all premiums with respect thereto have been fully paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. With respect to each such insurance policy:  (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) there are no outstanding claims under the policy; (iii) neither the Company nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iv) the Company is not subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability; and (v) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, the policy has been received.  All such insurance policies are sufficient for compliance with all material Regulations applicable to the Company and the Company’s obligations under the Contracts.  There has been no failure to give any notice or present any claim under any insurance policy in a timely fashion or in the manner or detail required by the policy.  The Company has not been refused any property and casualty insurance, nor has any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance during the last five years and the Company has been fully covered at all times during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged and the nature and amount of the liabilities it has incurred during the aforementioned period; and

(ii)           All insurance claims by the Company for damage to or loss of property or income, or against the Company, that have been referred to its insurers for coverage during the last four (4) years.

(b)           The Company has not manufactured, sold or distributed manganese welding rods.

6.15.       Litigation.  Except as disclosed on Schedule 6.15, there is no Action or Court Order pending or, to the Knowledge of the Company, threatened against the Company that constitutes a Material Adverse Effect or materially impairs the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

6.16.       Accounts Receivable.  All accounts receivable of the Company shown on the Interim Financial Statements or arising thereafter, to the extent uncollected on the date hereof, represent obligations arising from bona fide transactions in the ordinary course of the Business.  Except as set forth on Schedule 6.16, there are no refunds, rights of setoff, discounts or other adjustments payable in respect of any of the accounts receivable of the Company.  Schedule 6.16 contains a summary of accounts receivable due the Company, specifying the name, amount, age, and any amount written off or reserved against, as of August 31, 2005.

6.17.       Proprietary Rights.  Schedule 6.17 contains a listing of all Proprietary Rights that the Company owns or licenses (the “IP Contracts”), pursuant to which the Company has rights to any Proprietary Rights, setting forth as to each such item of owned Proprietary Rights: the item, owner, jurisdiction, registration or issuance date, as applicable, and as to each licensed item of Proprietary Rights, the identity of the licensor, date and subject matter of the license.  Each IP Contract is in full force and effect and constitutes the valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.  The Company is not in default under, the Company has not received or delivered any written notice of default, cancellation or termination of, and, to the Knowledge of the Company, no other party is in material default under, any such IP Contract.  Except as disclosed on Schedule 6.17:

(a)           The Company (i) owns or has the right to use in the Business all Proprietary Rights used in the conduct of the Business as now conducted, and (ii) owns all right, title and interest in the Proprietary Rights described on Schedule 6.17 as Company-owned Proprietary Rights (including, without limitation, exclusive rights to use and license the same) free and clear of any Encumbrances;

(b)           The Company is not in default under any agreement relating to the Proprietary Rights and, to the Knowledge of the Company, no other party is in default thereunder and the transactions contemplated hereby will not result in any default under, or trigger any right of renegotiation, rescission or other modification under any such agreements;

(c)           There is no written claim or demand of any Person pertaining to, or any proceeding pending or, to the Knowledge of the Company, threatened in writing, which challenges the rights of the Company in respect of the Proprietary Rights or that seeks to invalidate, cancel or otherwise challenge the extent or validity of the Proprietary Rights;

(d)           To the Knowledge of the Company, the operation of the Business as it is currently conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services of the Company, does not infringe, dilute, misappropriate or otherwise violate the Proprietary Rights of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction, and no claim has been made, notice given, or dispute arisen to that effect.  To the Knowledge of the Company, the Company has not benefited from any other Person’s misappropriation of the Proprietary Rights of any third party.  The Company does not have any pending claims that a third party has violated or infringed any of the Company’s Proprietary Rights;

(e)           All of the patents, trademark registrations, and domain name registrations indicated in Schedule 6.17 are valid and in full force and effect, and are held of record in the name of the Company;

(f)            To the Knowledge of the Company, none of the trade secrets, material know-how or other confidential or proprietary information of the Company has been disclosed to any Person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement, and to the Knowledge of the Company there has been no unauthorized release or disclosure of the Company’s trade secrets or other confidential or proprietary information; and

(g)           All of the computer software used in the Business is adequately documented.  Except as set forth in Schedule 6.17, all of the computer software used in the Business performs in material conformance with the applicable documentation for such software.  The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the Business by Company, including all computer hardware, software, firmware and telecommunications systems used in the Business, perform reliably in the operation of the Business.

6.18.       Environmental Requirements.  Except as specifically disclosed on Schedule 6.18:

(a)           Neither the Company nor, to the Knowledge of the Company, any predecessor or other Person has engaged in or permitted any operations or activities or any use or occupancy of the Premises resulting in the storage, emission, Release, discharge, dumping, transportation or disposal of any Hazardous Materials on, under, in or about the Premises or in connection with the operation of the Business, in any case in such a way as to give rise to, or that would reasonably be expected to give rise to, any material liability (contingent or otherwise) under any applicable Environmental Requirements (including without limitation for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations);

(b)           (i)  Each of the Premises and its existing and prior uses and activities comply, and have for the applicable statute of limitations complied, in all material respects with all Environmental Requirements, except for such violations that have been resolved, and the Company has obtained and complied with all material Permits and Licenses necessary under applicable Environmental Requirements and (ii) the Company has not received any notice or other communication in writing concerning any alleged violation of or liability under Environmental Requirements, whether or not corrected to the satisfaction of the appropriate Governmental Entity, and no Action or Court Order exists or is threatened relating to the ownership, use, maintenance or operation of the Premises arising from an alleged violation of Environmental Requirements, or from the suspected presence of Hazardous Materials thereon;

(c)           The Company has not received notice that it has been identified as a potentially responsible party at any federal or state site that requires remedial, response or other action as a result of a Release or threat of Release of Hazardous Substances, including without limitation any such site listed or proposed for listing on the National Priority List of Superfund sites or any similar list of sites;

(d)           The Company has not entered into any consent decree or other written agreement in settlement of any alleged violation of or liability under any Environmental

Requirements under which decree or agreement the Company has any unfulfilled obligations, and the Company has not assumed or retained any such liabilities by contract, law or otherwise; and

(e)           The Company has furnished to Buyer all environmental audits, reports and other environmental documents in the Company’s possession or control prepared during the twenty (20) year period prior to the date of this Agreement relating to the Business, the Company, or the Premises, except such reports that only identify conditions or violations (i) that have been resolved and where the statute of limitations for such liabilities has expired, or (ii) that are not material.

6.19.       Inventory.  Attached hereto as Schedule 6.19 is a summary of the inventory of raw materials, work-in-process and finished goods of the Company as of August 31, 2005.  Except as disclosed on Schedule 6.19, the Company’s inventory of raw materials, work-in-process and finished goods are of a quality and quantity that is usable or saleable in the ordinary course of business.  Except as disclosed on Schedule 6.19, none of the Company’s inventory is obsolete.

6.20.       Consents.  Except for the Consents set forth on Schedule 6.20, no Consent is required to be obtained pursuant to any of the Scheduled Contracts in connection with the execution, delivery and performance of this Agreement by the Company.

6.21.       Related Party Transactions.  Except as set forth on Schedule 6.21, no Related Party or other Affiliate of the Company has: (a) borrowed money from or loaned money to the Company; (b) any contractual or other claims of any kind against the Company; (c) any interest in any assets used by the Company; or (d) engaged in any other transaction with the Company.

6.22.       Finders’ Fees.  No investment banker, agent, broker, finder or other intermediary is entitled to any fee, commission or expense reimbursement from the Company in connection with the transactions contemplated by this Agreement, except for Harris Williams & Co.  Any fee, commission or expense due to Harris Williams & Co. under its arrangements with the Company shall be the exclusive liability of the Company, and Buyer shall not be liable for any such fees or expenses.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Stockholder as follows:

7.1.         Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

7.2.         Ability to Carry Out Agreement.  The consummation of the transactions contemplated hereby, including, but not limited to, the execution, delivery and performance of this Agreement does not: (a) constitute a violation of or default under, or result in a breach of (i) the Formation Documents of Buyer, (ii) any contract to which the Buyer is bound or constitute a default thereunder (except where any such breach would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby), (iii) any Court Order to which Buyer is subject, or (iv) any Regulation applicable to Buyer.

7.3.         Authorization.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer.  This Agreement will constitute valid and binding obligations of Buyer, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  No Consent is required with respect to Buyer in connection with the execution, delivery and performance of this Agreement, except for the Consent under the HSR Act and such Consents which, if not obtained, would not and would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions hereby.

7.4.         Financing.  Buyer has cash on hand or financing commitments that are sufficient to satisfy all of its obligations under this Agreement to be performed at Closing.

7.5.         Finders’ Fees.  No investment banker, agent, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer, or is entitled to any fee, commission or expense reimbursement from Buyer, in connection with the transactions contemplated by this Agreement.

7.6.         Litigation.  There is no Action or Court Order pending, or, to the knowledge of Buyer, threatened that could reasonably be anticipated to materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

7.7.         Purchase for Investment.  Buyer will acquire the Stock for its own account for investment and not with a view toward any resale or distribution thereof.

ARTICLE VIII
COVENANTS

8.1.         Access.  (a) Prior to the Closing, the Company shall afford Buyer and its representatives (including its lenders) reasonable access during normal business hours and upon reasonable advance notice, to the Books and Records of the Company; provided, however, that such access shall not unreasonably disrupt or interfere with the normal operations of the Company, and shall be subject to the terms and conditions of the Confidentiality Agreement between Buyer and the Company dated as of May 2, 2005 (the “Confidentiality Agreement”).

(b)           Prior to the Closing, the Company shall reasonably assist, and shall use reasonable efforts to obtain the assistance of the Company’s accountants, in preparing financial statement information relating to the Company to be included in Buyer’s public filings, provided that Buyer shall provide reasonable advance notice to the Company setting forth the assistance requested by Buyer, and Buyer shall reimburse the Company for all out-of-pocket costs and expenses in connection with such assistance.

8.2.         Confidentiality; No Publicity.  Buyer acknowledges and agrees that the transactions contemplated by this Agreement, including, without limitation, the information and access with regard to the Company provided hereunder, is subject to all of the terms and conditions of the Confidentiality Agreement.  Buyer, the Company, Stockholders and Grandi agree that, from the date hereof through the Closing Date, no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior consent of all other parties, except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use reasonable efforts to allow the other parties to comment on such release or announcement in advance of such issuance.

8.3.         Non-Solicitation.  Until such time, if any, that this Agreement is terminated pursuant to Section 12.1, the Company, Stockholders and Grandi shall not, and shall cause each of their respective officers, directors, agents, and representatives not to, directly or indirectly, make, solicit, initiate, assist or encourage any inquiries, proposals, offers or bids from, discuss or negotiate with, or provide any non-public information to any Person (other than Buyer) relating to any transaction involving the sale of the Company, or substantially all of its assets, or any merger, consolidation, business combination or similar transaction involving the Company and agree to promptly notify Buyer if any of them receives any such inquiry, proposal, offer or bid specifying the party making such inquiry, proposal, offer or bid and the terms thereof.

8.4.         Governmental Approvals.  Buyer and the Company shall as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and will request early termination of the waiting period under the HSR Act.  Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.  Buyer and the Company shall as promptly as practicable comply with any other laws of any other country that are applicable to any of the transactions contemplated hereby and pursuant to which any Consent in connection with such transactions is necessary.  Buyer and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with preparation of any filing, submission, registration or declaration that is necessary under the HSR Act or any other law.  Buyer and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entity and shall comply promptly with any such inquiry or request.  Buyer and the Company shall each use its reasonable best efforts to obtain any clearance required under the HSR Act or any other consent, approval, order or authorization of any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement.  For purposes of this Section 8.4, the “reasonable best efforts” of Buyer shall not include Buyer’s agreement to hold separate and divest any business or assets of the Company or of Buyer or its Affiliates.

8.5.         Consents.  Schedule 6.20 identifies Scheduled Contracts that require Consent in connection with the consummation of the transactions contemplated by this Agreement.  To the extent that such Consents have not been obtained prior to Closing, Stockholders and Grandi shall use commercially reasonable efforts to obtain any such required Consent as promptly as possible after Closing (without requiring the payment of any money or the institution of legal proceedings).  If any such Consent shall not be obtained, Stockholders and Grandi shall use commercially reasonable efforts to act as Buyer’s agent in order to obtain for it the benefits thereunder and to cooperate with Buyer in any other reasonable arrangement designed to provide such benefits exclusively to Buyer (absent the institution of legal proceedings).

8.6.         Restrictive Covenants

(a)           From and after the Closing Date, each Stockholder and Grandi will not and will cause its Affiliates not to, for its own account or for the account of others, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducting business under the name “Fibre Metal,” or any variant thereof.  For a period of five (5) years from and after the Closing Date, each Stockholder and Grandi will not and will cause its Affiliates not to, for its own account or for the account of others, directly or indirectly, (i) engage in any business which competes with the Business, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any Person who or which at any relevant time during such period is engaged in any business which competes with the Business, except for investments in publicly traded securities where the beneficial ownership by the Stockholder or Grandi is five percent (5%) or less of all of the issued and outstanding publicly traded securities of the particular entity.

(b)           For a period of five (5) years from and after the Closing Date, each Stockholder and Grandi will not and will cause its Affiliates not to, directly or indirectly, solicit or attempt to solicit any Person who is or has been a customer, supplier, licensor, licensee of the Business prior to or during such period to cease its particular business relationship with the Company that relates to the Business.

(c)           For a period of five (5) years from and after the Closing Date, each Stockholder and Grandi will not and will cause its Affiliates not to, directly or indirectly, solicit or induce any Person who is then a director, officer, employee or agent of the Company to terminate his, her or its relationship with, or employment by the Company.

(d)           From and after the Closing, each Stockholder and Grandi shall, and shall cause its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential proprietary information, technology, know-how, trade secrets (including, without limitation, all results of research and development), product formulas, industrial designs, franchises, inventions or other industrial and intellectual property in its possession or control regarding the Company or the Business.  The obligations of each Stockholder and Grandi under this Section 8.6(d) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.8(d), (ii) is made available to Stockholders or Grandi by an independent third party, provided, however, that such information was not obtained by said third party in violation of a confidentiality agreement or a fiduciary relationship; or (iii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, any Stockholder or Grandi shall in such circumstance notify the Company as early as reasonably practicable prior to disclosure to allow the Company to take appropriate measures to preserve the confidentiality of such information at the cost of the Company.

(e)           The restrictive covenants contained in this Section 6.8 are covenants independent of any other provision of this Agreement and the existence of any claim which any Stockholder or Grandi may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants.  Stockholders and Grandi agree that Buyer’s remedies at law for any breach or threat of breach by Stockholders or Grandi of the provisions of this Section will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.8 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or equity.  In the event of litigation regarding the covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder.  The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seeks to enforce this covenant.  Should any provisions of this Section be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

8.7.         Tax Matters.

(a)           Buyer shall prepare or cause to be prepared in a manner consistent with past practice, and file or cause to be filed, all Tax Returns of the Company with respect to periods ending on or before the Closing Date.  Such Tax Returns shall be subject to the review and approval by Stockholders and Grandi.  Such Tax Returns shall be delivered to Stockholders and Grandi at least thirty (30) days prior to the due date for approval.  Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company with respect to periods ending after the Closing Date.  Stockholders shall timely pay any income Taxes with respect to income reported to them on Schedule K-1.  Stockholders and Grandi shall reimburse the Company for any Taxes payable with respect to such Tax Returns that are the responsibility of Stockholders and Grandi pursuant to Section 12.1(d) within ten (10) Business days of the payment thereof by the Company, provided that such Taxes have not otherwise been accrued in calculating the Net Working Capital.

(b)           Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment, or disputes the amounts of Taxes for which Stockholders and Grandi are or may be liable under this Agreement, Buyer or the Company shall promptly give Notice to Stockholders and Grandi, and Stockholders and Grandi shall have the right to control, at their cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Stockholders and Grandi are or may be liable under this Agreement; provided, however, that in the event that Stockholders and Grandi desire to settle any such claim, assessment or dispute in such a manner that reasonably may negatively impact Buyer or the Company, then Stockholders and Grandi shall obtain the prior consent of Buyer, which shall not be unreasonably withheld.  Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes for which Buyer is or may be liable under this Agreement and Stockholders and Grandi receive such notice, Stockholders and Grandi shall promptly inform Buyer, and, except to the extent such proceedings affect the amount of taxes for which Stockholders and Grandi are liable under this Agreement, Buyer shall have the right to control, at its cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute.

(c)           Buyer, Stockholders and Grandi and the Company will provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, audit or examination, proceedings or determination.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules.  The party requesting assistance hereunder shall reimburse the other for reasonable expense incurred in providing such assistance.  Without limiting in any way the foregoing provisions of this Section 8.7(c), Buyer hereby agrees that it will retain or cause the Company to retain, until the applicable statutes of limitation (including any extensions thereof) expire, copies of all Tax Returns, supporting work schedules and other records or information which it possesses and which may be relevant to such Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date.  Further, Buyer will not (and will assure that the Company will not) destroy or otherwise dispose of such records without first providing Stockholders and Grandi with a reasonable opportunity to review and copy such records.

(d)           Buyer covenants that it will not, nor will it cause or permit any other Affiliate of Buyer to (i) take any action on or after the Closing Date that will give rise to any Tax liability of Stockholders or Grandi, (ii) make any election or deemed election under Section 338 of the Code, or (iii) make or change any Tax election, file any amended Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute which attribute could increase Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Stockholders or Grandi in respect of any Pre-Closing Tax Period.  Buyer agrees that neither Stockholders nor Grandi is to have liability for any Tax resulting from any action referred to in the preceding sentence, and agrees to indemnify and hold harmless Stockholders and Grandi against any such Tax.

(e)           Stockholders shall be entitled to any Tax refunds pertaining to the activities or income of the Company for periods ending on or before the Closing Date.  Buyer agrees to assign and promptly remit (and to cause the Company to assign and promptly remit) to the Stockholders all such refunds (including interest thereon) received by the Company, the Buyer or any Affiliate of the Company or the Buyer.

8.8.         Transfer of Premises; Satisfaction of Indebtedness and Transaction Expenses; Retention of Related Party Obligations.  Prior to Closing, the Company shall transfer to Stockholders or Affiliates of Stockholders all of its right, title and interest in and to the Premises located in Concordville, Pennsylvania; Aston, Pennsylvania; and Mississauga, Ontario, Canada; in accordance with deeds substantially in the forms attached hereto as Exhibit C, and all beneficial rights thereto, including the effluent discharge units issued by Concord Township with respect to Premises located in Concordville, Pennsylvania.  At or prior to the Closing, the Stockholders or the Company shall pay-off and fully satisfy all Indebtedness and Transaction Expenses, and cause the removal of the Encumbrances set forth on Schedule 6.7, and at or prior to the Closing, the Stockholders shall retain all obligations to any Related Party, including, without limitation, all such items set forth on Schedule 8.8.

8.9.         Appointment of Sellers Representative.  Stockholders and Grandi hereby irrevocably appoint Robert Shoemaker, Jr. (“Sellers Representative”), as Stockholders’ and Grandi’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of Stockholders and Grandi, and to act on behalf of Stockholders and Grandi in all matters involving this Agreement, including, without limitation, the power: (a) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any notices under this Agreement; (b) to execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement; and (c) to act for each Seller and Grandi with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any claim on behalf of Stockholders and Grandi, to bring and transact matters of litigation and to refer matters to arbitration.

ARTICLE IX
CONDUCT OF BUSINESS PRIOR TO CLOSING

9.1.         Conduct of Business.  During the period from the date of this Agreement until the Closing Date, except as otherwise consented to in writing by Buyer and except for the transfer of the Premises contemplated by Section 8.8, the Company agrees, and Stockholders agree to cause the Company, to operate its Business only in the ordinary course and that the Company will not:

(a)           Amend the Company’s Formation Documents;

(b)           Dispose of, or agree to dispose of, or place an Encumbrance upon, any of the Company’s assets, other than dispositions of inventory and obsolete equipment in the regular, normal and ordinary course of business, consistent with past custom or practice;

(c)           Acquire, by merger, consolidation, purchase of stock or assets or otherwise, any corporation, partnership, association or other business organization, or all or substantially all of its assets, or sell or agree to sell the Company, by merger, consolidation, sale of stock or sale of all or substantially all of the Company’s assets;

(d)           (i) Issue or sell (or agree to issue or sell) any of the Company’s capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; (ii) declare, set aside or pay any distributions, dividends or similar payments (other than cash dividends) in respect of the Stock or any other capital stock (or similar equity interest) of the Company; or (iii) redeem, repurchase or otherwise acquire the Stock or any other capital stock (or similar equity interest) of the Company;

(e)           Incur any Indebtedness (including through the issuance of debt securities) or make any loans or advances to any Person other than advances to employees in the ordinary course of business consistent with past practice;

(f)            Increase the base compensation or other payment to any director, officer or employee, whether now or hereafter payable or granted (other than increases in base compensation for employees who are not officers of the Company in the ordinary course consistent in timing and amount with past practices), or enter into or vary the terms of any employment or incentive agreement with any such person;

(g)           Commence, enter into, or alter any Scheduled Contract, or any Employee Plan, stock option, stock purchase, or incentive plan for employees of the Company, except that the Company shall permit Grandi to resign as a trustee of Employee Plans as of the Closing without regard to any advance notice or resignation that otherwise would be required;

(h)           Make any capital expenditure or commit to any capital expenditure in excess of $100,000;

(i)            Terminate any employees of the Company, except in the ordinary course of business;

(j)            Make any change in its account procedures or practices unless required by GAAP;

(k)           Cancel any debts or waive any material rights or pay, discharge or satisfy any claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities and obligations reflected on or reserved against on the Financial Statements or incurred in the ordinary course of business consistent with past practice since July 31, 2005;

(l)            Dispose of or permit to lapse any rights to the use of any material Proprietary Rights or dispose of or disclosure (except as necessary in the conduct of its business) to any Person, any trade secret, formula, process or know-how not a matter of public knowledge prior to such disclosure;

(m)          Enter into and, except with respect to any agreement or transaction disclosed on Schedule 8.8, terminate any agreement or transaction with any Related Party;

(n)           Make or revoke any election for Tax purposes by the Company or on its behalf or allow the Company’s status as an S corporation to change; or

(o)           Agree or commit to do or take any of the foregoing actions.

Notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that, prior to or at the Closing, the Company may distribute all of its cash and cash equivalents to Stockholders, and shall (i) satisfy any outstanding long-term debt of the Company, (ii) pay any fees and expenses in connection with the transactions contemplated hereby (other than any fees and expenses incurred by Buyer), including any change of control payments, sale bonuses, success fees, severance obligations incurred at or prior to the Closing, legal fees, investment banking fees and other professional fees, or obligations to or for the benefit of any Related Party, and (iii) pay any fiscal year-end bonuses accrued by the Company solely with respect to Grandi.

ARTICLE X
CONDITIONS PRECEDENT TO BUYER’S
OBLIGATIONS ON THE CLOSING DATE

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the performance of such obligation, of all the following conditions precedent (any of which may be waived by Buyer, in whole or in part, and if waived by Buyer, the circumstance being waived shall not be used as the basis for indemnification pursuant to Article XIII):

10.1.       Representations and Warranties.  The representations and warranties made by Stockholders and Grandi in Article V of this Agreement and by the Company in Article VI of this Agreement, shall each be true, correct and accurate, in all material respects on, as of, and with respect to, the Closing Date, with the same force and effect as though they had been made as of the Closing Date, except those qualified by materiality or Material Adverse Effect which shall be true and correct in all respects.

10.2.       Compliance with Obligations.  Stockholders and the Company shall have performed and complied with, in all material respects, all of their respective obligations under this Agreement, which are to be performed or complied with by them prior to or on the Closing Date, as the case may be.

10.3.       Closing Certificate.  Buyer shall have been furnished with a certificate of Stockholders, Grandi and the Company, dated as of the Closing Date, certifying compliance with the applicable provisions of Sections 10.1 and 10.2.

10.4.       Consents.  Stockholders or Grandi shall have obtained all Consents listed on Schedule 10.4.

10.5.       HSR Act.  The waiting period under the HSR Act shall have expired or been earlier terminated.

10.6.       Resignations.  Buyer shall have received resignations dated the Closing Date duly executed by all directors of the Company.

10.7.       Transfer Documents.  Buyer shall have received good and sufficient instruments and documents dated as of the Closing Date as shall be necessary and effective to convey,

transfer and assign to, and vest in Buyer all of Stockholders’ right, title and interest in and to the Stock, free and clear of all Encumbrances.

10.8.       Material Adverse Effect.  There shall not have been any Material Adverse Effect from January 1, 2005 to the Closing Date.

10.9.       Ancillary Agreements.  Buyer shall have received (a) the Leases duly executed by the Stockholders or Affiliates of Stockholders, as applicable, and (b) the Escrow Agreement duly executed by Stockholders and Grandi.

10.10.     Incumbency Certificate.  Buyer shall have received an incumbency certificate for the officers of the Company and the trustees of the Stockholders dated as of the Closing Date, including specimen signatures.

10.11.     Resolutions.  Buyer shall have received a copy of all resolutions adopted by (a) the trustees of the Stockholders relating to the transactions contemplated by this Agreement, and (b) the Company’s board of directors relating to the transactions contemplated by this Agreement, certified on the Closing Date to be complete and correct by the Secretary of the Company.

10.12.     Good Standing Certificate.  Buyer shall have received a good standing certificate for the Company dated not more than five (5) Business Days prior to the Closing Date issued by the Secretary of State of Delaware.

10.13.     Absence of Litigation.  No Court Order or Regulation shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Buyer’s ability to acquire the Stock and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority (i) challenging any of the transactions contemplated hereby or seeking monetary relief by reason of the consummation of such transactions, or (ii) which constitutes a Material Adverse Effect.

10.14.     Consulting/Employment Agreements.  At the Closing, Grandi, Robert Ennamorato and Paul Brooks shall have entered into a consulting or employment agreement, as applicable, with Buyer or the Company on the terms set forth on Schedule 10.14, as applicable.  Stockholders and Grandi shall have used reasonable efforts (without making or committing to make any payments to any Person) to cause Richard Say, Dean Simpson and Alex Stefanelli to enter into employment agreements with Buyer or the Company at the Closing on the terms set forth on Schedule 10.14, as applicable.

ARTICLE XI
CONDITIONS PRECEDENT TO STOCKHOLDERS’
OBLIGATIONS ON THE CLOSING DATE

Each and every obligation of Stockholders and Grandi to be performed on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the performance of such obligation, of all the following conditions precedent (any of which may be waived by Sellers Representative, in whole or in part, and if waived by Sellers Representative, the circumstance being waived shall not be used as the basis for indemnification pursuant to Article XIII):

11.1.       Representations and Warranties.  The representations and warranties made by Buyer in this Agreement shall each be true, correct and accurate in all material respects on, as of, and with respect to the Closing Date with the same force and effect as though they had been made as of the Closing Date, except those qualified by materiality which shall be true and correct in all respects.

11.2.       Compliance with Obligations.  Buyer shall have performed and complied with, in all material respects, all of its obligations under this Agreement, which are to be performed or complied with by it prior to or on the Closing Date, as the case may be.

11.3.       Closing Certificate.  Stockholders shall have been furnished with a Certificate of the Chief Executive Officer of Buyer, dated as of the Closing Date, certifying compliance with Sections 11.1 and 11.2.

11.4.       HSR Act.  The waiting period under the HSR Act shall have expired or been earlier terminated.

11.5.       Ancillary Agreements.  Stockholders shall have received the Leases and the Escrow Agreement duly executed by Buyer.

11.6.       Incumbency Certificate.  Stockholders shall have received an incumbency certificate for the officers of Buyer dated as of the Closing Date, including specimen signatures.

11.7.       Resolutions.  Stockholders shall have received a copy of all resolutions adopted by Buyer’s board of directors relating to the transactions contemplated by this Agreement, certified on the Closing Date to be complete and correct by the Secretary of Buyer.

11.8.       Good Standing Certificate.  Stockholders shall have received a good standing certificate for Buyer dated not more than five (5) Business Days prior to the Closing Date issued by the Secretary of State of Delaware.

11.9.       Absence of Litigation.  No Court Order or Regulation shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Buyer’s ability to acquire the Stock and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority challenging any of the transactions contemplated hereby or seeking monetary relief by reason of the consummation of such transactions.

11.10.     Consulting/Employment Agreements.  At the Closing, Buyer or the Company shall have entered into a consulting or employment agreement, as applicable, with Grandi, Robert Ennamorato, and Paul Brooks on the terms set forth on Schedule 10.14, as applicable.  Buyer shall have used reasonable efforts to enter into employment agreements with Richard Say, Dean Simpson and Alex Stefanelli at the Closing on the terms set forth on Schedule 10.14, as applicable.

ARTICLE XII
INDEMNIFICATION

12.1.       Indemnification by Stockholders and Grandi.  Stockholders and Grandi shall severally in accordance with their applicable Indemnity Percentages, and not jointly, indemnify and hold harmless Buyer and the Company and their respective officers, directors, employees, stockholders, members, agents, advisors and other representatives, from and against all claims, damages, losses, liabilities, costs and expenses (including reasonable legal fees and expenses), after offset by any recovery of insurance proceeds (net of any premium increases), any tax-related benefits, or any recovery from third parties, actually received or realized (collectively, the “Losses”), in connection with each and all of the following:

(a)           Any breach of a representation, warranty or covenant made by Stockholders, Grandi or the Company in this Agreement;

(b)           Any misrepresentation contained in any certificate or schedule furnished by Stockholders, Grandi or the Company pursuant to this Agreement;

(c)           Any Losses for any environmental condition or violation of any Environmental Requirements relating to the Premises located in Concordville, Pennsylvania and Aston, Pennsylvania, or the real property located at 5th & Tilghman Streets, Chester, Pennsylvania, where the Company conducted its operations prior to moving to Concordville, Pennsylvania, as a result of conditions, acts, events or circumstances that first occurred or existed prior to the Closing (including the costs of investigation and remediation, or liabilities for personal injury, property damage or natural resources damages) (the “Special Environmental Indemnity”);

(d)           Pre-Closing Taxes; and

(e)           any liability, claim or obligation arising with respect to U.S. Patent No. 5,208,688, U.S. Patent No. 5,751,258, or U.S. Patent No. 5,315,099, Swiss Patent No. 688 292 A5, EPO No. 0 550 384 (collectively, the “JP/S Patents”) (including any foreign equivalents, extensions, continuations, continuations in part, or divisionals of the foregoing), including any cross claims, counterclaims, appeals, interlocutory proceedings or other actions brought in connection with such action, or any other suits, claims or actions alleging that Company products infringe the JP/S Patents (the “IP Litigation”).  The foregoing indemnification shall extend to all Losses incurred, paid or resulting from the manufacture, sale, importation, or distribution, by or on behalf of the Company, of Company products occurring at any time prior to the one hundred eightieth (180th) day after the Closing Date (the “IP Indemnification Period”).  As provided in Section 12.4(b), the Company and Buyer shall be responsible for any Losses with respect to claims related to the JP/S Patents based on Company products manufactured, sold, imported or distributed by or on behalf of Company at any time on or after the one hundred eighty first (181st) day after the Closing Date.

It being understood and agreed that for purposes of determining whether there has been any misrepresentation or breach of any representation or warranty and for purposes of calculating the amount of any Losses arising therefrom under this Article XII, the representations and warranties shall not be deemed to be qualified by any concept of “material,” “materiality,” “Material Adverse Effect” or similar qualification.

12.2.       Indemnification by Buyer.  Buyer hereby indemnifies and agrees to defend and hold harmless Stockholders and Grandi and their respective trustees, officers, directors, employees, stockholders, members, agents, advisors and other representatives from and against all Losses in connection with each and all of the following:

(a)           Any breach of a representation, warranty or covenant made by Buyer in this Agreement;

(b)           Any misrepresentation contained in any certificate or schedule furnished by Buyer pursuant to this Agreement;

(c)           Any liability for or arising out of any Taxes for taxable periods ending after the Closing Date; and

(d)           As provided in Section 12.4(b), any Losses with respect to claims related to the JP/S Patents based on Company products manufactured, sold, imported or distributed by or on behalf of Company at any time on or after the one hundred eighty first (181st) day after the Closing Date.

It being understood and agreed that for purposes of determining whether there has been any misrepresentation or breach of any representation or warranty and for purposes of calculating the amount of any Losses arising therefrom under this Article XII, the representations and warranties shall not be deemed to be qualified by any concept of “material,” “materiality,” “Material Adverse Effect” or similar qualification.

12.3.       Claims for Indemnification.  Whenever any claim shall arise for indemnification under this Article XII, the party (parties) seeking indemnification (the “Indemnified Party”), shall notify the party (parties) from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim (an “Indemnification Claim Notice”); provided that the failure of the Indemnified Party to give the Indemnification Claim Notice promptly shall not relieve the Indemnifying Party of any liability hereunder in respect of such claim (or the facts or circumstances giving rise thereto) except to the extent that such Indemnifying Party is materially prejudiced or harmed as a consequence of such failure.  Claims for indemnification under Sections 12.1(a), 12.1(b), 12.2(a) and 12.(b) with respect to a breach of a representation or warranty may not be brought pursuant to an Indemnification Claim Notice or otherwise after the date that is twenty-four (24) months from the date hereof, except for claims for indemnification with respect to (a) the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 6.1 (the “Fundamental Representations”) which may be brought at any time; (b) the representations and warranties contained in Section 6.18 which may not be brought after the date that is three (3) years after the Closing Date; (c) the representations and warranties contained in Section 6.8 and the indemnification pursuant to Sections 12.1(d) and 12.2(c), which may not be brought more than sixty (60) days after the statute of limitations has expired with respect to an Action relating to the Tax Returns and Taxes by the Company; and (d) covenants contained in Article VIII, which may not be brought more than sixty (60) days after the time period for performing such covenant has expired.  In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the Indemnification Claim Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 12.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party, as provided in Section 12.4.

12.4.       Defense by the Indemnifying Party.  (a) In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim, such claim is solely for monetary damages or relates to the IP Litigation, and, if requested, the Indemnifying Party gives the Indemnified Party reasonable assurances of its ability to pay any adverse judgment resulting from such claim.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceeding and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof.  The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed it being understood that it shall not be unreasonable for the Indemnified Party to withhold its consent from any settlement that (1) commits the Indemnified Party to take, or to forbear to take, any action, or (2) does not provide for a complete release of the Indemnified Party by such third party).  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.  If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within fifteen (15) Business Days after the date of the Indemnification Claim Notice:

(i)            The Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate and all costs of litigation incurred by the Indemnified Party shall be included in the calculation of the Indemnified Party’s Loss; and

(ii)           The Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.  If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

(b)           Notwithstanding the foregoing, in the event the IP Litigation is not finally concluded upon the expiration of the IP Indemnification Period, then the IP Litigation shall be controlled by the Company and/or Buyer at the time at which the Company’s aggregate sales of products alleged to infringe the JP/S Patents exceed sales of such allegedly infringing products by the Company during the IP Indemnification Period.  Each of the Buyer and the Company, on the one hand, and the Stockholders and Grandi, on the other hand, must consent in writing to any settlement or compromise of the IP Litigation (such consent not to be unreasonably withheld).  Upon the entry of any final, non-appealable judgment or order related to the IP Litigation resulting in Losses, then the parties agree that each shall be responsible for its attorney’s fees and costs incurred as set forth in this Section 12.4, and that Losses shall be apportioned, on a per-unit basis based on the number of product units sold, (i) to Stockholder and Grandi, for sales during the IP Indemnification Period, and (ii) to Company/Buyer for sales after the expiration of the IP Indemnification Period.

12.5.       Limitations.  (a) The parties agree that indemnification under this Article XII shall be the sole and exclusive remedy with respect to any actual or alleged breach of the provisions of this Agreement.

(b)           Notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor the Company shall be entitled to indemnification by Stockholders and Grandi for breaches of representations and warranties pursuant to Section 12.1 (other than Fundamental Representations and the representations and warranties contained in Section 6.8 and Section 6.14(b)), until its Losses exceed $680,000 in the aggregate (the “Basket”), and only to the extent of Losses in excess of such amount.  As such, Stockholders’ and Grandi’s indemnification for (1) breaches of Fundamental Representations, (2) breaches of the representations and warranties contained in Section 6.8, (3) breaches of the representations and warranties contained in Section 6.14(b), (4) breaches of covenants pursuant to Section 12.1, (5) Losses pursuant to the Special Environmental Indemnity pursuant to Section 12.1(c), (6) Losses with respect to Pre-Closing Taxes pursuant to Section 12.1(d), and (7) any breaches that come within Section 12.5(f), shall not be subject to the Basket.

(c)           Notwithstanding anything contained in this Agreement to the contrary, the indemnification by Stockholders and Grandi for breaches of representations and warranties pursuant to Section 12.1 (other than Fundamental Representations and the representations and warranties contained in Section 6.8 and Section 6.14(b)) shall in no event exceed $6,800,000 in the aggregate (the “Cap”).  As such, Stockholders’ and Grandi’s indemnification for (1) breaches of Fundamental Representations, (2) breaches of the representations and warranties contained in Section 6.8, (3) breaches of the representations and warranties contained in Section 6.14(b), (4) breaches of covenants pursuant to Section 12.1, (5) Losses pursuant to the Special Environmental Indemnity pursuant to Section 12.1(c), (6) Losses with respect to Pre-Closing Taxes pursuant to Section 12.1(d), and (7) any breaches that come within Section 12.5(f), shall not be subject to the Cap.

(d)           Stockholders and Grandi shall not be entitled to indemnification by Buyer for breaches of representations and warranties pursuant to Section 12.2 until their Losses exceed the Basket in the aggregate, and only to the extent of Losses in excess of such amount, provided that such indemnification for breaches of representations and warranties shall in no event exceed the Cap in the aggregate.

(e)           In addition to the foregoing limitations, each Stockholder and Grandi shall only be liable for the portion of any Losses that is equal to the proportion of the Purchase Price received by the Stockholder or Grandi, as set forth on Schedule 12.5(e) (the “Indemnity Percentages”).

(f)            Notwithstanding anything to the contrary in this Article XII, no limitation or condition of liability provided in this Article XII (including, without limitation, the time limitations set forth in Section 12.3 and the monetary limitations and conditions set forth in Section 12.5) shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge of any Stockholder, Grandi or the Company that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts therein not misleading or to any claim for fraud.

ARTICLE XIII
TERMINATION

13.1.       Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           By the mutual written consent of Stockholders, Grandi and Buyer;

(b)           By Stockholders and Grandi if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Stockholders and Grandi, or by Buyer if a material breach of any provision of this Agreement has been committed by either Stockholders or the Company and such breach has not been waived by Buyer;

(c)           By Stockholders and Grandi, collectively, if the Closing shall not have been consummated by November 17, 2005 (the “Termination Date”); provided, however, that Stockholders and Grandi may not terminate this Agreement pursuant to this Section 13.1(c) if the Closing shall not have been consummated by the Termination Date by reason of the failure of the Stockholders or the Company to perform in all material respects any of their respective covenants or agreements contained in this Agreement;

(d)           By Buyer if the Closing shall not have been consummated by the Termination Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 13.1(c) if the Closing shall not have been consummated by the Termination Date by reason of the failure of Buyer to perform in all material respects any of its respective covenants or agreements contained in this Agreement; or

(e)           By Stockholders and Grandi, or Buyer, if (i) any Governmental Entity, the Consent of which is a condition to the obligations of Stockholders to consummate the transactions contemplated hereby, shall have determined not to grant its Consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any State shall have issued a Court Order restraining, enjoining or otherwise prohibiting the transactions subject to this Agreement.

13.2.       Effect of Termination.  In the event of termination of this Agreement by either Stockholders and Grandi, or Buyer, as provided for in Section 13.1, this Agreement shall forthwith become null, void and of no further force or effect (except as set forth in Sections 15.2, 15.3 and 15.4, which shall survive the termination) and there shall be no liability on the part of Stockholders and Grandi, or Buyer, or their respective officers or directors, except for any breach of any of its obligations under Sections 15.2 and 15.3.  Notwithstanding the foregoing, neither Stockholders nor Buyer shall be relieved from liability for any willful and material breach of this Agreement.

ARTICLE XIV
NOTICES

14.1.       Notices.  All notices, requests and other communications hereunder (“Notices”) shall be in writing and shall either be mailed (by registered or certified mail, postage prepaid, return receipt requested), or sent by an overnight courier service guaranteeing next day delivery (i.e., Federal Express), or by facsimile transmission, and shall be effective upon receipt, in each instance, addressed as follows:

If to Buyer, to:

Norcross Safety Products L.L.C.

2001 Spring Road

Suite 425

Oak Brook IL 60523

Attention: Robert A. Peterson

Fax:  (630) 572-8518

with a copy to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: Geraldine A. Sinatra

Fax: (215) 994-2222

If to the Company, to:

The Fibre-Metal Products Company

Baltimore Pike at Brinton Lake Road

Concordville, Pennsylvania  19331

Attention: Charles J. Grandi

Fax: (610) 459-3884

with a copy to:

Stradley, Ronon, Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, Pennsylvania  19103

Attention:  John F. Dougherty, Jr., Esquire

Fax: (215) 564-8120

If to Stockholders, to:

1800 East Lancaster Avenue

Paoli, Pennsylvania  19301

Attention:  Robert Shoemaker

Fax: (610) 296-4389

with a copy to:

Morris, Nichols, Arsht & Tunnell

1201 N. Market Street

P.O. Box 1347

Wilmington, Delaware  19899

Attention:  David Ley Hamilton, Esquire

Fax: (302) 658-3989

If to Grandi, to:

140 Jaffrey Road

Malvern, Pennsylvania  19355

Attention:  Charles J. Grandi

Fax: (610) 722-9561

If to Sellers Representative, to:

1800 East Lancaster Avenue

Paoli, Pennsylvania  19301

Attention:  Robert Shoemaker

Fax: (610) 296-4389

ARTICLE XV
GENERAL

15.1.       Further Assurances.  From the date hereof through the Closing Date and thereafter Stockholders and Buyer will execute and deliver to one another such further instruments of transfer and conveyance and take such action and deliver such other documents, certifications and further assurances as may reasonably be required to carry out more effectively the sale and transfer of the Stock.  In addition, following Closing, Buyer will provide Stockholders and Grandi, and its authorized accountants, attorneys and appraisers with access to financial records (including accountant’s work papers), and the tax returns of the Company to the extent reasonably necessary, during regular business hours.

15.2.       Finder’s Fees.  Stockholders and Grandi, on the one hand, and Buyer, on the other, agree to indemnify and hold the other harmless from and against any claim for a broker’s or finder’s fee relative to this Agreement arising by, through or under such party.

15.3.       Expenses.  Stockholders, Grandi, the Company and Buyer shall each pay all of the costs and expenses of their performance of and compliance with all agreements and conditions contained in this Agreement on their part to be performed or complied with; provided, however, that (i) the Transaction Expenses shall be paid by the Stockholders or the Company at the Closing, and (ii) Buyer has agreed to pay all filing fees under the HSR Act for all parties, but one-half the amount of the filing fee shall be included in the Transaction Expenses.

15.4.       Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania without giving effect to the conflict of law principles thereof.  Except as otherwise provided in Article III, the parties hereto agree to submit any dispute or controversy arising out of or relating to this Agreement exclusively to a federal or state court in the Eastern District of Pennsylvania.

15.5.       No Waiver.  No failure or delay on the part of any party to exercise any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or of any other right, power, or remedy.

15.6.       Entire Agreement.  This Agreement, including the Schedules thereto, sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior oral or written understandings relating hereto, other than the Confidentiality Agreement, which shall continue in force according to its terms.  This Agreement shall not be modified, supplemented or terminated orally and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns including without limitation any successor to a party hereto by merger, consolidation or otherwise by operation of law.  Neither this Agreement nor any rights hereunder may be assigned by a party hereto except that Buyer may assign any of its rights and obligations hereunder in whole or in part to any Affiliate of Buyer and may collaterally assign its rights hereunder to any lender or financing source to Buyer, in each case, without the consent of Stockholders and Grandi; provided, however, that no such assignment by Buyer shall relieve the Buyer from any of its obligations hereunder.

15.7.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, and all of which, when taken together, shall constitute one and the same instrument.

15.8.       Headings.  The headings of the several articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

15.9.       Severability.  If any portion of this Agreement is construed to be invalid or unenforceable, the remaining portions hereof shall not be affected thereby and shall be enforceable without regard to the invalid or unenforceable portions.

15.10.     Amendments.  This Agreement may be modified only by an agreement in writing signed by each of the parties hereto.

15.11.     Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.

NORCROSS SAFETY PRODUCTS L.L.C.

By:	/s/ Robert A. Peterson
Name: Robert A. Peterson
Title: President and Chief Financial Officer

THE FIBRE-METAL PRODUCTS COMPANY

By:	/s/ Charles J. Grandi
Name: Charles J. Grandi
Title: President and Chief Executive Officer

RESIDUARY TRUST UNDER THE WILL OF CHARLES E. BOWERS, JR.

By:	/s/ Robert Shoemaker, Trustee and Authorized Representative

TRUST UNDER THE WILL OF CHARLES E. BOWERS, JR. FOR THE BENEFIT OF JUDITH L. BOWERS

By:	/s/ Robert Shoemaker, Trustee and Authorized Representative

CHARLES E. BOWERS, JR. IRREVOCABLE TRUST DATED DECEMBER 17, 1990

By:	/s/ Robert Shoemaker, Trustee and Authorized Representative

CHARLES J. GRANDI

/s/ Charles J. Grandi